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Exhibit 21.1

LONE PINE RESOURCES INC.
SUBSIDIARIES

Entity Name	Jurisdiction of Formation
Canadian Forest Oil Ltd.	Alberta
Forest Oil Energy Corporation	Alberta
Wiser Oil Delaware, LLC	Delaware
Wiser Delaware LLC	Delaware

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  Exhibit 21.1
LONE PINE RESOURCES INC. SUBSIDIARIES